Exhibit 99.1

FOR IMMEDIATE RELEASE

Black Warrior Wireline Corp.Executes Letter of Intent for Sale of the Company
Friday, December 17, 2004

COLUMBUS, Mississippi, December 17, 2004 – Black Warrior Wireline Corp., (“Black Warrior” or the “Company”) (OTC – BWWL) announced today that it has entered into a Letter of Intent dated November 11, 2004 with Lincolnshire Management, Inc., for the sale of Black Warrior by way of a merger or asset sale and its acquisition by an affiliate of Lincolnshire Management, Inc..

The purchase price in the transaction is $45,000,000 in cash adjusted as of the closing date by the amount by which Black Warrior’s net operating working capital, as defined in the letter of intent, is greater or less than $3,600,000 and further adjusted as of the closing date by the amount by which Black Warrior’s unrestricted cash is greater or less than $500,000. Also added to the purchase price will be the amount of certain to-be-agreed upon capital expenditures made by Black Warrior during the period commencing September 30, 2004 through the closing date. Black Warrior’s net operating working capital is defined in the letter of intent as its restricted cash, plus trade accounts receivable, plus inventories, plus prepaid expenses, plus other current operating assets; and minus trade accounts payable, minus accrued operating expenses, minus other current operating liabilities, minus the current interest-bearing debt for financing business insurance coverage. The $3,600,000 net operating working capital sum is subject to possible increase to a mutually agreed level based upon the acquiror’s due diligence analysis of the Company’s level of sustainable accounts payable. From the cash payment at closing will be deducted an amount sufficient to pay substantially all of the Company’s outstanding interest bearing indebtedness and the acquirer will not bear any of the Company’s liabilities other than the operating working capital liabilities.

After repayment at the closing of substantially all the Company’s outstanding interest bearing indebtedness, the sum remaining, less transaction expenses, will be available for payment to the Company’s stockholders. Because the sum remaining for stockholders will be dependent upon adjustments based on the amounts of the Company’s net operating working capital and unrestricted cash at the closing as well as the to be agreed upon capital expenditures through closing and the Company’s operating results and cash flow through the closing, the Company is unable to state at this time the sum it expects to be remaining after the closing for distribution to stockholders.

The proposed transaction is subject to numerous conditions, including the negotiation and execution of a definitive agreement. Closing of the transaction will be subject to stockholder approval, among other closing conditions. Black Warrior believes the proposed transaction, if completed, will probably close late in the first quarter or in the second quarter of 2005.

In connection with obtaining stockholder approval for the transaction, the Company will solicit the vote of its stockholders at a meeting to be scheduled and will mail prior to the meeting to all stockholders as of a record date to be determined a proxy statement describing the proposed transaction. Stockholders are advised to read the proxy statement when it is available because it will contain important information. Stockholders and investors will be able to obtain the proxy statement after it is filed and any other relevant documents for free at the website of the Securities and Exchange Commission at www.sec.gov.

Black Warrior is an oil and gas service company providing various services (primarily wireline services) to oil and gas operators primarily in the United States and in the Gulf of Mexico. Additional information may be obtained by contacting Ron Whitter, the Company’s Chief Financial Officer, at (662) 329-1047.

Cautionary Statement for Purposes of the“Safe Harbor” Provisions ofthe Private Securities Litigation Reform Act of 1995.

With the exception of historical matters, the matters discussed in this press release are “forward-looking statements” as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company intends that the forward-looking statements herein be covered by the safe-harbor provisions for forward-looking statements contained in the Securities Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with these safe-harbor provisions. Forward-looking statements include, but are not limited to, the ability of the Company to negotiate and enter into a definitive agreement relating to the proposed transaction on terms acceptable to it, the final terms of the intended transaction and the likelihood that such transaction will be consummated on the terms described or on any terms whatsoever. Statements made in this press release as to the Company’s expectations as to the likelihood of amounts, if any, to be received by stockholders of the Company are likewise forward-looking statements. Such forward-looking statements relate to the Company’s ability to generate revenues and attain and maintain profitability and cash flow through the closing date of the proposed transaction, the belief of management that the purchase price after all closing adjustments will yield a sufficient sum, and the ability of the transaction to receive the requisite stockholder approval. The inability of the Company to meet these objectives or requirements or the consequences on the Company from adverse developments in general economic conditions, changes in capital markets, adverse developments in the oil and gas industry, developments in international relations and the commencement or expansion of hostilities by the United States or other governments and events of terrorism, declines and fluctuations in the prices for oil and natural gas, and other factors could have a material adverse effect on the Company and its ability to complete the proposed transaction. Material declines in the prices for oil and gas can be expected to adversely affect the Company’s revenues and the amounts that may be received by stockholders from the transaction. Important factors that could cause the Company to be unable to meet its objectives and complete the proposed transaction are also described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.